EXHIBIT 4.1



                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services

Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                November 18, 2008


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                  Re:      Van Kampen Unit Trusts, Municipal Series 733

                           Investors' Quality Tax-Exempt Trust, Series 100


Gentlemen:

   We have examined Registration Statement File No. 333-153560 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President